Exhibit 99.1

vTv Therapeutics Reports Third Quarter Financial and Operational Results and Recent Highlights

High Point, North Carolina (November 2, 2016) -- vTv Therapeutics Inc. (vTv) (Nasdaq: VTVT), a clinical-stage biopharmaceutical company engaged in the discovery and development of new orally administered treatments for Alzheimer’s disease and diabetes, today provided a corporate update and reported financial and operational results for the third quarter ended September 30, 2016.

“This was a very productive quarter as we continued the advancement of our Alzheimer’s and diabetes programs,” said Steve Holcombe, President and CEO of vTv. “We announced positive topline results from our AGATA study with our glucokinase activator TTP399.   Enrollments were completed in Part A of our STEADFAST study with azeliragon in mild Alzheimer’s disease patients and in our Phase 2 LOGRA Study with TTP273, an oral, small molecule GLP-1R agonist. We also recently closed on a $25 million credit facility, the proceeds of which will be used to advance our strategic initiatives as well as to provide further financial support to our ongoing clinical trials.”

Third Quarter Financials, Recent Highlights, and Upcoming Milestones

Phase 3 STEADFAST Study with azeliragon in mild Alzheimer’s disease (AD)

Azeliragon: A novel, investigational, oral small molecule antagonist of the Receptor for Advanced Glycation Endproducts (RAGE) with first-in-class potential

•

Part A of STEADFAST trial completed enrollment in the third quarter. The randomized, double-blind, placebo-controlled study is evaluating whether azeliragon can effectively slow the cognitive and functional decline of patients with mild Alzheimer’s disease over 18 months of treatment. Based on the completion of enrollment of Part A in September, the Company anticipates reporting topline data from this part of the study in early 2018.  The Company is currently enrolling Part B. The STEADFAST Study is being conducted under a Special Protocol Assessment and the azeliragon development program has Fast Track designation from the FDA.

Phase 2 LOGRA Study with TTP273 in Type 2 diabetes

TTP273:  An investigational, orally administered small molecule GLP-1R agonist with best-in-class potential

•

Completed enrollment in our Phase 2 LOGRA study with data readout expected at the end of 2016.  The LOGRA study is assessing the safety and efficacy of TTP273 in Type 2 diabetic subjects on stable doses of metformin. The study’s primary endpoint is the change from baseline in HbA1c at 3 months, with secondary endpoints including body weight, plasma glucose, lipids insulin, lactate, C-peptide, glucagon and GLP.

Phase 2b AGATA Study with TTP399 in Type 2 diabetes

TTP399: A novel, investigational, oral, liver-selective glucokinase activator (GKA) with first-in-class potential

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Topline results showed achievement of the primary endpoint of statistically significant change from baseline in HbA1c at 6 months of daily administration of 800 mg of TTP399. The reduction in HbA1c was dose-dependent and sustained throughout the duration of the study. TTP399 was also found to be well-tolerated without increased incidences of hypoglycemia and hyperlipidemia compared to placebo. A manuscript with data from the study is in preparation and will be submitted for publication to a major medical journal.

Third Quarter 2016 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2016 were $51.1 million, (not including the proceeds from the $25 million credit facility), compared to $63.8 million as of June 30, 2016. The Company expects that its cash, cash equivalents and marketable securities coupled with the funds available from its recently obtained credit facility will be sufficient to fund its operations through 2017.

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R&D Expenses: Research and development expenses were $11.2 million in the third quarter of 2016, compared to $12.1 million in the second quarter of 2016. The decrease in research and development was primarily driven by a decrease in compound manufacturing costs of approximately $1.2 million from the prior quarter based on the timing of this work for our azeliragon program.

•

G&A Expenses: General and administrative expenses were $2.4 million in the third quarter of 2016, compared to $2.7 million in the second quarter of 2016. The decrease in general and administrative expenses for the quarter was primarily due to a decrease in professional service expenses.

•	Net Loss: Net loss was $13.5 million for the third quarter of 2016 compared to net loss of $14.6 million for the second quarter of 2016.

vTv Therapeutics Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	June 30,
	2016	2016
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,058	$63,841
Prepaid expenses and other current assets	1,058	423
Total current assets	52,116	64,264
Property and equipment, net	493	561
Employee loans receivable - related party	3	24
Other long-term assets	2,103	1,934
Total assets	$54,715	$66,783
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$10,156	$9,490
Accounts payable and accrued expenses - related party	406	312
Deferred revenue	21	21
Total current liabilities	10,583	9,823
Other liabilities	225	230
Total liabilities	10,808	10,053
Commitments and contingencies
Redeemable noncontrolling interest	155,147	136,250
Stockholders’ deficit:
Class A Common Stock	97	97
Class B Common Stock	232	232
Additional paid-in capital	122,838	122,137
Accumulated deficit	(234,407)	(201,986)
Total stockholders’ deficit attributable to vTv Therapeutics Inc.	(111,240)	(79,520)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$54,715	$66,783

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended
	September 30, 2016	June 30, 2016
Revenue	$38	$182
Operating expenses:
Research and development	11,165	12,149
General and administrative	2,401	2,672
Total operating expenses	13,566	14,821
Operating loss	(13,528)	(14,639)
Other income (expense), net	23	22
Loss before income taxes and noncontrolling interest	(13,505)	(14,617)
Income tax provision	—	—
Net loss before noncontrolling interest	(13,505)	(14,617)
Less: net loss attributable to noncontrolling interest	(9,512)	(10,160)
Net loss attributable to vTv Therapeutics Inc.	$(3,993)	$(4,457)
Net loss per share of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	$(0.41)	$(0.47)
Weighted-average number of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	9,691,362	9,564,623

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of orally administered small molecule drug candidates to fill significant unmet medical needs. vTv has a pipeline of clinical drug candidates led by programs for the treatment of Alzheimer’s disease and Type 2 diabetes as well as treatment of inflammatory disorders and the prevention of muscle weakness.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts:

Investors

IR@vtvtherapeutics.com

Media

PR@vtvtherapeutics.com